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                                                                    EXHIBIT 10.3


                             SECOND AMENDMENT TO THE
                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                   1995 LONG-TERM INCENTIVE COMPENSATION PLAN

         This Second Amendment to the Starwood Hotels & Resorts Worldwide, Inc. 1995 Long-Term Incentive Compensation Plan, amended and restated as of December 3, 1998 and further amended as of January 28, 1999 (the "Plan") is dated as of July 30, 2002.

                                   Background

The Compensation Committee of Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation") has determined that it is advisable and in the best interests of the Corporation to amend certain provisions of the Plan as set forth below.

                                    Amendment

1. Amendment. Section 2.2 (c) of the Plan is deleted in its entirety and the following language is substituted:

         2.2 (C) METHOD OF EXERCISE. A Paired Option may be exercised by the delivery of a written notice of exercise to the Corporation, setting forth the number of Paired Shares with respect to which the Paired Option is to be exercised. Full payment of the option price must be made on or prior to the Payment Date, as defined below. The option price shall be payable to the Corporation either: (a) in cash or its equivalent, or (b) by tendering previously acquired Paired Shares having an aggregate Fair Market Value at the time of exercise equal to the total option price (provided that the Paired Shares which are tendered must have been held by the holder for at least six (6) months prior to their tender to satisfy the option price), or (c) by a combination of (a) and (b).

         The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law. No certificate representing a Paired Share shall be delivered until the full purchase price has been paid.

         Any fraction of a Paired Share that would be required to pay such purchase price shall be disregarded and the holder shall pay the remaining amount due in cash.

         "Payment Date" shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise.

2. Defined Terms. All capitalized terms used in this Amendment and not defined in this Amendment shall have the definitions assigned in the Plan.

3. No Other Changes. All other provisions of the Plan remain in effect.

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4. Governing Law. To the extent not preempted by federal law, this Amendment shall be construed in accordance with and governed by the laws of the State of Maryland.

This Amendment is effective as of July 30, 2002 and shall apply to all exercises of stock options under the Plan made after the effective date.


                                        STARWOOD HOTELS &
                                        RESORTS WORLDWIDE, INC.

                                        By: __________________________
                                        David Norton
                                        Executive Vice President
                                        Authorized Officer